Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Optimus Healthcare Services, Inc. of our report dated March 25, 2022, except for notes 7 and 16 the date of which are June 3, 2022 relating to our audit of the consolidated financial statements for Optimus Healthcare Services Inc. and subsidiaries as of and for the years ended December 31, 2021 and 2020.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/Seligson & Giannattasio, LLP

Seligson & Giannattasio, LLP

White Plains, New York

December 1, 2022